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                                                                   EXHIBIT 4.1.2




APRIL 20, 1999

MR. PAUL KESSLER
BRISTOL ASSET MANAGEMENT LLP
1801 CENTURY PARK EAST
LOS ANGELES, CALIFORNIA
1132 LA 90067


Dear Sir,

        As per our recent discussions and negotiations and further to recent comments and concerns by the SEC, relative to JAWS Technologies Inc. becoming a reporting issuer, all parties are in agreement that the commitment for financing by Bristol Asset Management to JAWS Technologies Inc. is cancelled herewith.

        JAWS Technologies Inc., in consideration of this cancellation, agrees to issue Bristol Asset Management 1,000,000 warrants with an exercise price of $0.70 USD. The warrants will expire April 15, 2002.

        Please sign below to signify your acknowledgement of the above terms. Please return this signed document, via facsimile, to our offices by April 23, 1999 so that we may proceed with our registration.

        We appreciate your urgent attention to this matter.





___________________________________          ___________________________________
Robert Kubbernus                             Paul Kessler
JAWS Technologies Inc.                       Bristol Asset Management LLP